EXHIBIT 99

COCA-COLA ENTERPRISES INC.	NEWS RELEASE
CONTACTS:	Scott Anthony - Investor Relations (770) 989-3105 Laura Asman - Media Relations (770) 989-3023

FOR IMMEDIATE RELEASE

COCA-COLA ENTERPRISES INC. COMMENCES TENDER OFFERS
FOR ITS 7.125% NOTES DUE 2009 AND 6.125% NOTES DUE 2011

        ATLANTA, December 13, 2005 – Coca-Cola Enterprises (NYSE: CCE) announced that it has commenced tender offers today for any and all of its outstanding 7.125% Notes due September 30, 2009 (the “2009 Notes”) and 6.125% Notes due August 15, 2011 (the “2011 Notes” and, together with the 2009 Notes, the “Notes”).

        The tender offers are being made upon and are subject to the terms and conditions set forth in the Offer to Purchase dated December 13, 2005 (the “Offer to Purchase”) and the related Letter of Transmittal. Under the terms of the offers, the purchase price for each $1,000 principal amount of 2009 Notes validly tendered and accepted for payment will be based on a fixed spread of 30 basis points or 0.30% over the yield to maturity based on the bid side price of the 3.375% U.S. Treasury Note due September 15, 2009. The purchase price for each $1,000 principal amount of 2011 Notes validly tendered and accepted for payment will be based on a fixed spread of 45 basis points or 0.45% over the yield to maturity based on the bid side price of the 5% U.S. Treasury Note due August 15, 2011. The yield to maturity of the reference U.S. Treasury Notes used in the fixed spread formulas will be set at 2:00 p.m. ET, on December 20, 2005.

        The offers will expire at 5:00 p.m. ET, on December 20, 2005, unless the offers are extended or earlier terminated. Payment for tendered Notes plus accrued and unpaid interest up to the date of payment of such tendered Notes will be paid for in same-day funds promptly following the expiration of the offers. It is expected that payment will be made on December 21, 2005. Coca-Cola Enterprises intends to use cash on hand and from the issuance of commercial paper to pay for all Notes purchased pursuant to the offer.

        Credit Suisse First Boston LLC and Deutsche Bank Securities Inc.‘s are acting as Dealer Managers for the offers. The Information Agent is Global Bondholder Services Corporation, and the Depositary is JPMorgan Chase Bank, N.A. Copies of the Offer to Purchase and related offering materials are available by contacting the Information Agent at 866-488-1500. Persons with questions regarding the offers should contact Credit Suisse First Boston LLC’s Liability Management Desk at either 212-538-4807 or 800-820-1653, or Deutsche Bank Securities’ Liability Management Group at either 212-250-2955 or 866-627-0391.

        This news release is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The offers are being made only pursuant to the Offer to Purchase and only in such jurisdictions as is permitted under applicable law.

        Coca-Cola Enterprises Inc. is the world’s largest marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment. Coca-Cola Enterprises sells approximately 80 percent of The Coca-Cola Company’s bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands. Coca-Cola Enterprises Inc.‘s ordinary shares are traded on the New York Stock Exchange under the symbol “CCE.”

Forward-Looking Statements

        This news release contains certain forward-looking statements about the tender offers. The statements are based upon Coca-Cola Enterprises’ current expectations and beliefs and are subject to a number of known and unknown risks and uncertainties, including the ability to satisfy the conditions to consummate the tender offers. These and other risks and uncertainties are described in Coca-Cola Enterprises’ Annual Report for 2004 on Form 10-K, Quarterly Report for the quarter ended September 30, 2005 on Form 10-Q and other reports filed with the U.S. Securities and Exchange Commission. Coca-Cola Enterprises undertakes no obligation to update the information in this news release.

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